EXHIBIT 99.1

CytRx Reports 2010 First Quarter Financial Results

– Preparations Underway to Commence Six Phase 2 Clinical Trials in 2010; Financial Resources Support Aggressive Development Strategy –

LOS ANGELES (May 6, 2010) – CytRx Corporation (NASDAQ: CYTR), a biopharmaceutical company specializing in oncology, today reported financial results for the three-month period ended March 31, 2010.

“In keeping with our goals of rapid drug commercialization and building shareholder value, we are making preparations to start six Phase 2 proof-of-concept clinical trials with our promising oncology drug candidates INNO-206 and bafetinib,” said Steven A. Kriegsman, CytRx President and CEO.  “Our clinical strategy is to quickly and cost-effectively assess the therapeutic value of these oncology drug candidates in multiple advanced-stage cancers.  Given our accelerated clinical agenda, we could see initial indications of effectiveness as soon as late this year or early next year.  We also are continuing our efforts to evaluate tamibarotene as both a second-line and third-line treatment for patients with acute promyelocytic leukemia (APL), and are evaluating the possibility of expanding our program to evaluate tamibarotene as a first-line treatment.

“Our progress in the oncology field was noticed by the analyst community, as Roth Capital Partners initiated coverage on our stock in the first quarter with a Buy rating.  With the addition of Roth Capital Partners, the number of independent biotech analysts that cover CytRx has now increased to four.

“We improved our cash position during the first quarter with the sale of a portion of our holdings in RXi Pharmaceuticals Corporation, adding approximately $3.8 million to our balance sheet with no stockholder dilution.  We continue to believe that our cash resources, including our remaining RXi shares, are sufficient to fund our operations for the foreseeable future.

“We are looking for opportunities to capitalize on the value of our molecular chaperone assets to further support our oncology focus.  We are actively pursuing a potential spinout transaction similar to our successful launch of RXi,” he added.

First Quarter Financial Results

CytRx reported a net loss for the three months ended March 31, 2010 of $610,529, or $0.01 per share, based on 108.9 million weighted average shares outstanding.  This compares with a net loss for the three months ended March 31, 2009 of $4.0 million, or $0.04 per share, based on 93.3 million weighted average shares outstanding. The reduction in the Company’s net loss for the first quarter of 2010 resulted primarily from other income recognized as a result of the approximately $3.8 million in proceeds received by the Company from its sale of 675,000 RXi shares. The increase in weighted average shares outstanding was primarily due to the completion of a registered direct offering totaling $18.3 million, net of fees and expenses, in July 2009.

CytRx did not recognize revenue for the first quarter of 2010.  The Company reported revenue of $1.5 million for the first quarter of 2009, which consisted primarily of service revenue recognized from CytRx's 2006 $24.3 million royalty transaction with the ALS Charitable Remainder Trust or ALSCRT. Pursuant to an amendment signed between CytRx and the beneficiary of the ALSCRT in August 2009, the Company recognized the remaining revenue from this transaction as service revenue in the third quarter of 2009.

Research and development (R&D) expenses were $2.0 million for the three months ended March 31, 2010, compared with $3.0 million for the three months ended March 31, 2009.  R&D expense for the first quarter of 2010 related to various development programs, including development costs of $0.8 million for the INNO-206 program, $0.5 million for the bafetinib program and $0.2 million for the tamibarotene program, with the reminder primarily related to R&D support costs.

General and administrative (G&A) expenses remained relatively unchanged at $2.6 million for the first quarter of 2010, compared with $2.5 million for the first quarter of 2009.  G&A expenses for both periods included all administrative salaries and other general corporate expenses.

CytRx reported cash and cash equivalents and marketable securities totaling $33.5 million as of March 31, 2010, which included $3.8 million from the sale of 675,000 RXi shares.  The Company reported cash and cash equivalents of $32.6 as of December 31, 2009.  CytRx's ownership stake in RXi as of March 31, 2010 had a market value of approximately $23.2 million.

About CytRx's Oncology Portfolio

INNO-206
INNO-206 is a prodrug of the commonly prescribed chemotherapeutic doxorubicin and was designed to reduce adverse events by controlling release and preferentially targeting the tumor.  In a Phase 1 study, doses were administered at up to six times the standard dosing of doxorubicin without an increase in observed side effects over those historically seen with doxorubicin.  Objective clinical responses were seen in patients with sarcoma, breast and lung cancers.  The Company also has announced that INNO-206 demonstrated statistically significant results in animal models of multiple myeloma, breast cancer, small cell lung cancer, pancreatic cancer and ovarian cancer.  The Company has announced plans in 2010 to initiate Phase 2 proof-of-concept clinical trials with INNO-206 in patients with pancreatic cancer, gastric cancer and soft tissue sarcomas.

Bafetinib
Bafetinib (formerly INNO-406) is a potent, orally available, rationally designed, dual Bcr-Abl and Lyn kinase inhibitor, which was developed as a third-line treatment for patients with CML and certain forms of acute myeloid leukemia (AML) that are refractory or intolerant of other approved treatments. In November 2008, CytRx announced that bafetinib demonstrated clinical responses in patients with CML in an international, open-label Phase 1 dose-ranging clinical trial conducted in patients with CML and other leukemias that have a certain mutation called the Philadelphia Chromosome (Ph+) and are intolerant of or resistant to Gleevec and, in some cases, second-line tyrosine kinase inhibitors such as dasatinib and nilotinib.  In April 2010, the Company announced that bafetinib had received official notification from the Committee for Orphan Medicinal Products (COMP) of the European Medicines Agency (EMEA) that a positive opinion was made regarding the application for orphan medicinal product status for the treatment of chronic myeloid leukemia (CML).  Bafetinib also has been granted Orphan Drug Status for the treatment of Philadelphia chromosome-positive (Ph+) CML by the U.S. Food and Drug Administration (FDA).  The Company has announced plans to initiate three Phase 2 clinical trials with bafetinib in 2010 as a treatment for high-risk B-cell chronic lymphocytic leukemia (B-CLL), glioblastoma multiforme (a common and aggressive type of primary brain tumor) and advanced prostate cancer.

Tamibarotene
CytRx holds the North American and European rights to tamibarotene as a treatment for acute promyelocytic leukemia (APL).  Tamibarotene is an orally available, rationally designed, synthetic retinoid compound designed to potentially avoid toxic side effects by binding to its molecular target more selectively than all trans-retinoic acid (ATRA), the current first-line treatment for APL. Tamibarotene is being evaluated for efficacy and safety in a Phase 2 trial as a third-line treatment for APL, and in a Phase 1/2 dose escalation trial in combination with arsenic trioxide in relapsed APL to determine maximum dose and dose-limiting toxicity.  The FDA has granted Orphan Drug Designation for APL and Fast Track Designation for the treatment of adult patients with relapsed or refractory APL following treatment with all-trans retinoic acid (ATRA) and arsenic trioxide. Tamibarotene also has been granted orphan medicinal product status by the European Medicines Agency for the treatment of APL.  The estimated annual market potential in the U.S. and Europe for tamibarotene in as a treatment for refractory, maintenance and front-line therapy in APL is up to $150 million.

About CytRx’s Molecular Chaperone Technology Assets
CytRx currently has two orally administered, clinical-stage molecular chaperone drug candidates and recently discovered a series of additional compounds that may provide a pipeline for additional drug candidates.  The Company's drug candidates are believed to function by regulating a normal cellular protein repair pathway through the activation or inhibition of "molecular chaperones."  Because damaged proteins are thought to play a role in many diseases, activation of molecular chaperones that help to reduce the accumulation of misfolded proteins may have therapeutic efficacy in a broad range of disease states.  Similarly, CytRx believes that the inhibition of molecular chaperones that normally help protect cancer cells from toxic misfolded proteins may result in the selective destruction of cancer cells.

About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics.  The CytRx oncology pipeline includes three programs in clinical development for cancer indications, including INNO-206, bafetinib and tamibarotene.  CytRx recently announced plans to initiate Phase 2 clinical trials with its oncology candidate INNO-206 as a treatment for pancreatic cancer, gastric cancer and soft tissue sarcomas.  The Company also has announced plans to initiate three Phase 2 clinical trials with bafetinib as a treatment for high-risk B-cell chronic lymphocytic leukemia (B-CLL), glioblastoma multiforme (a common and aggressive type of primary brain tumor) and advanced prostate cancer.  In addition, CytRx is developing two drug candidates based on its industry-leading molecular chaperone technology, which aims to repair or degrade misfolded proteins associated with disease.  CytRx also maintains a 28% equity interest in publicly traded RXi Pharmaceuticals Corporation (NASDAQ: RXII).  For more information on the Company, visit http://www.cytrx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including risks relating to the ability to obtain regulatory approval for clinical testing of INNO-206, bafetinib, tamibarotene, or the Company's molecular chaperone drug candidates, the scope of clinical testing that may be required by regulatory authorities and the timing and outcome of further clinical trials, the risk that any future human testing of INNO-206 for pancreatic cancer, gastric cancer or soft tissue sarcomas, bafetinib for B-CLL, glioblastoma multiforme or advanced prostate cancer, tamibarotene for APL, arimoclomol for ALS or stroke, or iroxanadine, might not produce results similar to those seen in past human or animal testing, risks related to CytRx's ability to manufacture its drug candidates in a timely fashion, cost-effectively or in commercial quantities in compliance with stringent regulatory requirements, risks related to CytRx's ability to enter into partnerships or other transactions, including a potential spinout of the Company’s molecular chaperone regulation assets, to advance the clinical development of its portfolio of drug candidates, the risk that CytRx will further amend the planned clinical trial protocol for arimoclomol for ALS, or elect not to proceed with clinical development, as a result of future business or market conditions, capital constraints or other factors, risks related to the administration of arimoclomol at ascending doses, including the risk that arimoclomol may not prove safe at higher doses, risks related to CytRx's need for additional capital or strategic partnerships to fund its ongoing working capital needs and development efforts, including any future clinical development of INNO-206, bafetinib, tamibarotene, or the Company's molecular chaperone drug candidates, risks related to the future market value of CytRx's investment in RXi and the liquidity of that investment, and the risks and uncertainties described in the most recent annual and quarterly reports filed by CytRx with the Securities and Exchange Commission and current reports filed since the date of CytRx's most recent annual report. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

[Financial tables to follow]

CYTRX CORPORATION
CONDENSED BALANCE SHEETS
(Unaudited)

	March 31, 2010	December 31, 2009
ASSETS
Current assets:
Cash and cash equivalents	$10,710,984	$9,893,590
Marketable Securities	22,773,740	22,750,000
Other receivable	69,450	139,680
Income taxes recoverable	519,158	519,158
Interest receivable	175,407	130,779
Assets held for sale	51,754	73,634
Prepaid expense and other current assets	639,440	1,088,074
Total current assets	34,939,933	34,594,915
Equipment and furnishings, net	330,349	174,959
Goodwill	183,780	183,780
Other assets	320,454	323,235
Total assets	$35,774,516	$35,276,889

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$852,542	$1,066,055
Accrued expenses and other current liabilities	3,253,810	2,492,450
Warrant liability	3,238,008	3,370,701
Total current liabilities	7,344,360	6,929,206
Commitments and contingencies
Stockholders’ equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, including 15,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 175,000,000 shares authorized; 109,724,951 and 109,538,821 shares issued and outstanding at March 31, 2010 and December 31, 2009, respectively.	109,725	109,539
Additional paid-in capital	228,134,407	227,441,591
Treasury stock, at cost (633,816 shares held at March 31, 2010 and December 31, 2009)	(2,279,238)	(2,279,238)
Accumulated deficit	(197,534,738)	(196,924,209)
Total stockholders’ equity	28,430,156	28,347,683
Total liabilities and stockholders’ equity	$35,774,516	$35,276,889

CYTRX CORPORATION
CONDENSED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended March 31,
	2010	2009
Revenue:
Service revenue	$—	$1,482,828

Expenses:
Research and development	2,045,809	3,048,752
General and administrative	2,645,110	2,482,771
	4,690,919	5,531,523
Loss before other income	(4,690,919)	(4,048,695)
Other income:
Interest income	93,031	68,287
Other income, net	7,166	7,081
Gain on warrant derivative liability	132,693	—
Gain on sale of affiliate’s shares – RXi Pharmaceutical	3,847,500	—
Net loss before provision for income taxes	(610,529)	(3,973,327)
Provision for income taxes	—	—
Net loss	$(610,529)	$(3,973,327)

Basic and diluted net loss per share	$(0.01)	$(0.04)

Basic and diluted weighted average shares outstanding	108,911,418	93,347,732

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For Additional Information:
Legend Securities, Inc.
Thomas Wagner
800-385-5790 x152
718-233-2600 x152
twagner@legendsecuritiesinc.com